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                                                                    Exhibit 99.2

PricewaterhouseCoopers [LOGO]
400 Renaissance Center
Detroit, MI 48243
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                                      [LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP]

                        Independent Accountant's Report


To the Board of Directors of
VW Credit, Inc. as Servicer Under
The Pooling and Servicing Agreement
Dated August 10, 2000 and
Bank One as Trustee:


We have examined management's assertion about VW Credit, Inc.'s compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP")
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for the year ended December 31, 2000 included in the accompanying management assertion to the extent the procedures in such program are applicable to the Pooling and Servicing Agreement dated August 10, 2000. As Program Step I., four relating to Escrow Accounts, Program Step III., two, three and four relating to Disbursements Made on Behalf of Investor, Tax, Insurance and Late Payment Penalties, Program Step V., two, three and four relating to Adjustable Rate Mortgages and Program Step VII., one relating to Fidelity Bond and Error and Omissions Policies are not applicable to the servicing obligations set forth in the Pooling and Servicing Agreement, we did not perform the related procedures. Management is responsible for VW Credit, Inc.'s compliance with those minimum servicing standards. Our responsibility is to express an opinion management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with the standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about VW Credit, Inc.'s compliance with the minimum servicing standards and performed such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on VW Credit, Inc.'s compliance with the minimum servicing standards.

In our opinion, management's assertion that VW Credit, Inc. complied with the aforementioned minimum servicing standards for the year ending December 31, 2000 is fairly stated, in all material respects.


PricewaterhouseCoopers LLp

Detroit, Michigan
January 10, 2001
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February 5, 2001

                                                         [LOGO] Volkswagen
                                                                Credit




                                                         3800 Hamlin Road
                                                         Auburn Hills, MI 48326
PricewaterhouseCoopers LLP                               Tel. (248) 340-5885
400 Renaissance Center                                   Fax  (248) 340-4898
Detroit, MI 48243

Ladies and Gentleman:

In connection with your examination of our assertion that VW Credit, Inc. complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage
                         -----------------------------------------------
Bankers ("USAP") and the Pooling and Servicing Agreement dated August 10, 2000
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("Agreement"). We recognize that obtaining representations from us concerning the information contained in this letter is a significant procedure in enabling you to express an opinion on management's assertion about compliance with the minimum servicing standards and the Agreement. Accordingly, we make the following representations, which are true to the best of our knowledge and belief in all material respects

1. We are responsible for complying with the minimum servicing standards in the USAP and the Agreement.

2. We are responsible for establishing and maintaining an effective internal control structure over compliance with the minimum servicing standards and the Agreement.

3. We have performed an evaluation of VW Credit, Inc.'s compliance with the minimum servicing standards and the Agreement.

4. As of and for the year ended December 31, 2000 VW Credit Inc. has complied with the minimum servicing standards and the Agreement.

5. We have disclosed to you all known noncompliance with the minimum servicing standards and the Agreement.

6. We have made available to you all documentation related to compliance with the minimum servicing standards and the Agreement.

7. We are responsible for the completeness and accuracy of the information supplied to you related to the compliance with the minimum servicing standards and the Agreement.
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8.   We have disclosed any communications from regulatory agencies, internal auditors, and other practitioners concerning possible noncompliance with the minimum servicing standards or the Agreement, including communications received between December 31, 2000 and January 10, 2000.

9. We have disclosed to you any known noncompliance occurring subsequent to December 31, 2000.


                                       Sincerely,


                                       /s/ Kevin V. Kelly
                                       Kevin V. Kelly
                                       President, VW Credit Inc.


                                       /s/ Wolfgang J. Rasper
                                       Wolfgang J. Rasper
                                       Chief Financial Officer, VW Credit, Inc.


                                        /s/ Dennis M. Tack
                                        Dennis M. Tack
                                        Controller, VW Credit, Inc.